APPENDIX A

Funds and Classes as of: February 24, 2016

Fund	Classes
Affinity Small Cap Fund	Class A Class C Class I
Anfield Universal Fixed Income Fund	Class A Class C Class I
Breithorn Long/Short Fund	Class A Class I
Conductor Global Equity Value Fund	Class A Class C Class I Class Y
E Fund China A Enhanced Equity Fund	Class A Class C Class I
E Fund RQFII China Total Return Bond Fund	Class A Class C Class I
Hanlon Managed Income Fund	Class A Class C Class I Class R

Hanlon Tactical Dividend Momentum Fund	Class A Class C Class I Class R
LJM Preservation and Growth Fund	Class A Class C Class I
Redwood Managed Volatility Fund	Class I Class N Class Y
Redwood Managed Volatility Portfolio	Class I Class N
Superfund Managed Futures Strategy Fund	Class A Class C Class I
West Shore Real Return Fund	Class A Class C Class I Class R